NEWS RELEASE

Contact:  Beverly L. Armell
(508) 337-5111

HELIX REPORTS FIRST QUARTER RESULTS

Mansfield, MASSACHUSETTS, April 17, 2003... Helix Technology Corporation (Nasdaq: HELX) today announced financial results for the first quarter ended March 28, 2003. Net loss for the quarter was $1.4 million, or $(0.05) per diluted share, compared with a net loss of $4.5 million for the first quarter of 2002, or $(0.19) per diluted share. Sales for the first quarter of 2003 were $23.6 million compared with $20.4 million a year ago.

Commenting on first quarter results, Helix President, Robert J. Lepofsky, said, "Financial results for the quarter were as expected. Sales were essentially flat compared with the fourth quarter of 2002. We continued to see the customer plant closings that are a direct reflection of the weakness in the global semiconductor capital equipment industry. Consistent with our previously announced plans to converge on profitable operations and positive cash flow generation as rapidly as possible, our operating results improved substantially in the quarter. We still face very challenging external market conditions and an uncertain economic picture. We are, however, encouraged by the progress being made throughout our organization to manage and influence those performance factors that are within our own control. We are particularly pleased with customer acceptance of our new product platforms and innovative service offerings which we believe will have an increasing impact on our results in the quarters ahead."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

To the extent that this press release contains forward-looking statements, including statements regarding the Company's future performance, such statements are based on current expectations and are subject to risks, uncertainties and changes in condition, including, among others, market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in the current depressed industry conditions, the Company's success in sustaining order bookings, and other risks indicated in the Company's filings with the Securities and Exchange Commission. Accordingly, actual results could differ materially from those indicated. The Company assumes no obligation to update the information in this press release.

Tables on Page 2

HELIX REPORTS RESULTS

CONSOLIDATED STATEMENT OF OPERATIONS
	First Quarter
	(unaudited)
(in thousands except per share amounts)	2003	2002

Net sales	$23,623	$20,380
Costs and expenses:
Cost of sales	15,806	15,541
Research and development	2,683	3,516
Selling, general, and administrative	7,768	8,059

	26,257	27,116

Operating loss	(2,634)	(6,736)
Joint venture income	290	45
Interest and other income	253	69

Loss before taxes	(2,091)	(6,622)
Income tax benefit	(679)	(2,152)

Net loss	$(1,412)	$(4,470)

Net loss per common share
Basic	$(0.05)	$(0.19)

Diluted	$(0.05)	$(0.19)

Number of shares used in per share calculation:
Basic	26,099	23,050
Diluted	26,099	23,050

SUMMARY BALANCE SHEETS

	(unaudited)	(audited)
(in thousands)	03/28/03	12/31/02

Assets
Cash, cash equivalents, and investments	$69,411	$63,319
Accounts receivable	17,288	15,036
Inventories	23,602	23,946
Other current assets	10,189	20,787
Fixed and other assets	35,622	36,383

Total Assets	$156,112	$159,471

Liabilities and Stockholders' Equity
Current liabilities	$25,767	$27,229
Stockholders' equity	130,345	132,242

Total Liabilities and Stockholders' Equity	$156,112	$159,471

The Company's quarterly report on Form 10-Q
is available to any stockholder upon request.